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Exhibit 23.7

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

        Ralph E. Davis Associates, Inc. hereby consents to the references to our firm, to our report on the estimated proved oil and natural gas reserve quantities of ONEOK Energy Resources Company and its consolidated subsidiaries presented as of December 31, 2002, 2003 and 2004, included in this Registration Statement on Form S-1 (including any amendments thereto) as well as in the notes to the financial statements included therein (collectively, the "Form S-1"), to be filed with the Securities and Exchange Commission.

        We further consent to the reference to our firm as experts in this Form S-1, including the prospectus included in this Form S-1.

RALPH E. DAVIS ASSOCIATES, INC.
	By:	/s/ ALLEN BARRON Allen C. Barron, P.E. President
Houston, Texas November 23, 2005

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CONSENT OF INDEPENDENT PETROLEUM ENGINEERS